As filed with the Securities and Exchange Commission on October 29, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GUARANTY FEDERAL BANCSHARES, INC.

 (Exact name of registrant as specified in its charter)

DELAWARE	43-1792717

(State of Incorporation)	(I.R.S. Employer Identification No.)

1341 West Battlefield
SPRINGFIELD, MISSOURI 65807
 (Address of Principal Executive Offices)

GUARANTY FEDERAL BANCSHARES, INC. 2010 EQUITY PLAN

 (Full Title of Plan)

Shaun A. Burke
President and Chief Executive Officer
Guaranty Federal Bancshares, Inc.
1341 West Battlefield
Springfield, Missouri 65807
417-520-4333
(Name, address, and telephone number of agent for service)

Copy of communications to:

Craig A. Adoor, Esq.
Husch Blackwell LLP
The Plaza in Clayton Office Tower
190 Carondelet Plaza, Suite 600
St. Louis, MO 63105
(314) 480-1500
(314) 480-1505 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ X ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.10 per share ("Common Stock")	200,000 shares	$4.75	$950,000	$67.74

(1)
This Registration Statement shall be deemed to include any additional shares that may be issued under the Guaranty Federal Bancshares, Inc. 2010 Equity Plan as a result of a stock split or stock dividend, recapitalization or any other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457h(1) under the Securities Act of 1933, as amended.  The maximum offering price per share is based on the average of the high and low prices of the Common Stock reported on the Global Market of The Nasdaq Stock Market on October 27, 2010, which was $4.75.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information about the Guaranty Federal Bancshares, Inc. 2010 Equity Plan (the “Plan”) required by Part I of Form S-8 will be sent or given to each participant as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by Guaranty Federal Bancshares (the “Company”) are incorporated in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 30, 2010.

2.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the Commission on May 12, 2010.

3.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed with the Commission on August 13, 2010.

4.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2009, except for information furnished under Current Reports on Form 8-K which is not deemed filed and not incorporated herein by reference.

5.
The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A dated November 5, 1997 and filed with the Commission on November 5, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),  after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters the distribution of all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Company’s Restated Certificate of Incorporation (the “Charter”) includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not made in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The indemnification provisions in the Company’s Charter may be sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities arising under the Securities Act. As permitted by Section 145 of the DGCL, the Company’s Charter provides that in the case of a threatened, pending or completed action or suit by or in the right of the Company against any person who is or was a director or officer of the Company by reason of such person holding such position, the Company shall indemnify such person for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit; provided that such person is successful on the merits or otherwise or such person acted in good faith in the transaction which is the subject of such action or suit, and in the manner such person reasonably believed to be in or not opposed to, the best interest of the Company, including, but not limited to, the taking of any and all actions in connection with the Company’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as such term is defined in Article XIV of the Charter) not approved by the board of directors. However, such director or officer shall not be indemnified in respect of any claim, issue or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the Court of Chancery or the court in which the suit was brought shall determine, upon application, that despite the adjudication, but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

In addition, as permitted by Section 145 of the DGCL, the Company’s Charter provides that in the case of a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Company, against any person who is or was a director or officer of the Company by reason of such person holding such position, the Company shall indemnify such person for amounts actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including, but not limited to, expenses (including attorneys’ fees), amounts paid in settlement, judgments and fines; provided that such person is successful on the merits or otherwise or such person acted in good faith in the transaction which is the subject of such suit, and in the manner such person reasonably believed to be in or not opposed to, the best interest of the Company, including, but not limited to, the taking of any and all actions in connection with the Company’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as such term is defined in Article XIV of the Charter) not approved by the board of directors, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of such suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that such officer or director failed to satisfy the standard described above.

The Charter also provides that (i) the Company may pay in advance any expenses (including attorneys’ fees) which may become subject to indemnification, but only if the officer or director receiving such payment undertakes in writing to repay the same if it is ultimately determined that such person is not entitled to indemnification by the Company, (ii) if Delaware law is amended to permit further indemnification of directors and officers of the Company, then the Company shall indemnify such persons to the fullest extent permitted by Delaware law, as so amended, (iii) the indemnification and advancement of expenses provided for in the Charter or otherwise granted pursuant to Delaware law shall not be exclusive of any other rights to which a director or officer may be entitled, (iv) any repeal or modification of the applicable provisions of the Charter by the stockholders of the Company shall not adversely affect any right or protection of a director or officer existing at the time or such repeal or modification, and (v) Company may purchase and maintain insurance on behalf of any person who holds or who has held a director or officer position against any liability asserted against and incurred by such person in any such position, or arising out of his or her status as such, whether or not the Company would have power to indemnify such director or officer against such liability under the Charter.

In addition to the above and as approved by the Company’s board of directors, the Company maintains director and officer liability insurance providing coverage for the directors and officers of the Company regarding certain liabilities incurred by them.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the “Exhibit Index” at the end of this Registration Statement.

Item 9.  Undertakings.

The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

 (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

 (iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Missouri, on October  29, 2010.

GUARANTY FEDERAL BANCSHARES, INC.

By:	/s/ Shaun A. Burke
Shaun A. Burke
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Don M. Gibson, Shaun A. Burke and Carter M. Peters, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Shaun A. Burke	President, Chief Executive Officer and	October 29, 2010
Shaun A. Burke	Director
(principal executive officer)

/s/ Carter M. Peters	Executive Vice President and	October 29, 2010
Carter M. Peters	Chief Financial Officer
(principal accounting and financial officer)

/s/ Don M. Gibson	Director, Chairman of the Board	October 29, 2010
Don M. Gibson

/s/ John Griesemer	Director	October 29, 2010
John Griesemer

/s/ Gregory V. Ostergren	Director	October 29, 2010
Gregory V. Ostergren

/s/ Kurt D. Hellweg	Director	October 29, 2010
Kurt D. Hellweg

/s/ Tim Rosenbury	Director	October 29, 2010
Tim Rosenbury

/s/ James R. Batten	Director	October 29, 2010
James R. Batten

/s/ James L. Sivils, III	Director	October 29, 2010
James L. Sivils, III

/s/ Jack L. Barham	Director	October 29, 2010
Jack L. Barham

EXHIBIT INDEX

Exhibit
Number*                      Exhibit Description

4.1	Restated Certificate of Incorporation of the Registrant (1)
4.2	Certificate of Designations containing the terms of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (2)
4.3	Bylaws, as amended, of the Registrant (3)

The Company hereby agrees to furnish the Commission upon request, copies of (i) the instruments defining the rights of the holders of each issue of its junior subordinated debentures and (ii) the repurchase agreements between the Company and Barclay’s Capital, Inc. dated September 2007 and January 2008.

23.1	Consent of BKD, LLP
24.1	Power of attorney (included on the signature page)
99.1	Guaranty Federal Bancshares, Inc. 2010 Equity Plan

(1)           Filed as Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (SEC File No. 0-23325) and incorporated herein by reference.
(2)           Filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.
(3)           Filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on December 3, 2007 and incorporated herein by reference.

* Numbers correspond to document numbers in Exhibit Table of Item 601 of Regulation S-K.